Exhibit 99.1

Primus Capital LLC
Bernard J. (Jay) Tanenbaum III
Chief Executive Officer

333 Sandy Springs Circle, Suite 223
Atlanta, GA 30328 USA
Tel: 770-394-1234 Fax: 404-257-9125
email: jtanenbaum@primuscap.com

June 20, 2011

Mr. Pan Luping
Chief Executive Officer
Southern China Livestock, Inc.
88 Guihuayuan, Guanjingcheng Yujiang Yingtan City, Jiangxi Province
People’s Republic of China

Dear Mr. Pan,

Please accept this letter as notice of my resignation effective immediately as a member of the board of directors of Southern China Livestock, Inc. As you know, I was delighted to be asked to join the Board and today I remain a supporter and friend of the Company. However, since SCLI will not complete its Initial Public Offering in the near future, there is no reason for the company to maintain a board which includes independent directors in North America and the costs associated with doing so. Therefore it is in the best interests of both SCSI and me to resign.

I wish to be clear that there is no other reason for my resignation and should the company determine to move forward again with a capital-raising which and would benefit from having independent directors, I would be very interested in serving as a director once again.

I will continue to assist SCLI in evaluating opportunities as they relate to the capital markets and I wish you and the entire team all the best as you continue to grow the company.

Please call me at any time if you have any questions.

Very truly yours,

B. J. Tanenbaum III